News From

Walgreen Co. Corporate Communications   ●   200 Wilmot Road   ●   Deerfield, Ill. 60015   ●   (847) 914-2500

Contact:	Tiffani Bruce
(847) 914-2962
FOR IMMEDIATE RELEASE		http://news.walgreens.com

WALGREEN CO. REPORTS 34th CONSECUTIVE YEAR
OF RECORD SALES, EARNINGS

DEERFIELD, Ill., Sept. 29, 2008 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced its 34th consecutive year of record sales and earnings. The company also reported record fourth quarter earnings due in part to aggressive management of expenses.

Net earnings for the quarter ended Aug. 31 increased 11.7 percent to $443 million or 45 cents per share (diluted), including the benefit of a vacation accrual adjustment of $79 million. That compares to $397 million or 40 cents per share (diluted) in the same quarter a year ago. Fiscal year net earnings increased 5.7 percent to $2.16 billion versus last year’s $2.04 billion. Net earnings per share for fiscal 2008 increased 6.9 percent to $2.17 per share (diluted) versus $2.03 per share (diluted) the previous year.

“We continue to build strong sales and profits, despite the challenging economy,” said Walgreens Chairman and CEO Jeffrey A. Rein. “Millions of loyal customers are responding every day to our core offerings of overall value and convenience. In fact, we recorded share growth in 58 of our top 60 product categories compared to food, drug and mass merchandise competitors as measured by A.C. Nielsen.”

Sales increased 8.8 percent to a record $14.6 billion for the fourth quarter and 9.8 percent to $59.0 billion for the year. Total sales in comparable stores (those open more than a year) were up 2.6 percent in the quarter, while front-end comparable drugstore sales rose 3.7 percent in the quarter.

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Prescription sales, which accounted for 66 percent of sales in the quarter, climbed 7.9 percent. Adjusted for calendar shifts, prescription sales in comparable stores rose 2.8 percent in the quarter, while the number of prescriptions filled in comparable stores increased 0.6 percent. That compares to a 1.9 percent decrease in U.S. retail prescription volume (excluding Walgreens) during the same period, according to IMS Health and Walgreens figures.

“Tough times are forcing people to make tough choices – delaying doctor visits and prescription use,” said Rein. “Even with these challenges, our pharmacies are consistently performing ahead of the industry.”

Strong cost control continues

Selling, general and administrative expense dollars for the fourth quarter grew 5.5 percent over the year-ago period despite opening 199 new drugstores. As a percent to sales, SG&A expenses – at 22.8 – were down seven-tenths of a percent from the year-ago quarter. SG&A benefited from a positive adjustment of $79 million, which corrected for historically over-accruing the company’s vacation liability. Without the vacation accrual credit, SG&A expenses would have increased 8.0 percent - below the rate of sales growth. Strong store salary and expense control also contributed to this lower rate of growth.

“We have maintained strong cost control and will continue to evaluate our operations across the company for even more efficiencies,” said Rein. “In that regard, our store managers are proving their ability to quickly adjust to evolving conditions while maintaining focus on customer service.”

Gross profit margins decreased four-tenths of a percent versus the year-ago quarter to 27.6 as a percent to sales. This includes a LIFO provision of $24.9 million in this year’s quarter versus a provision of $32.0 million in last year’s fourth quarter. Overall margins were negatively impacted by non-retail businesses, including specialty pharmacy, which have lower margins and are becoming a greater part of the total business. Retail pharmacy margins increased due to greater use of generics, while front end margins were essentially flat. Helping the front end was a shift toward higher margin items, including private brand products. Hurting margins were heavier than normal front end promotions.

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Emphasis on value

“Going forward, we plan to moderate our promotional activity while focusing on the value of our convenience and services,” said President Greg Wasson. “In reaction to the economy, we invested more than originally planned in promotional and pricing programs in the fourth quarter. While their high value attracted customers, they did not produce the incremental sales we’d hoped for.”

Affordability and value are critical to today’s front-end customers and pharmacy patients. Milestones during the quarter included strong acceptance of Walgreens Prescription Savings Club and a 15 percent increase in the chain’s private brands over a year ago. The latter reflects the tight economy as well as an ongoing initiative to strengthen private brand quality standards and update packaging. The Prescription Savings Club topped one million members early this month as it offered cost savings to both uninsured and under-insured patients on more than 5,000 generic and brand name medications.

Fiscal 2008 growth

Walgreens achieved a record net gain of 561 new drugstores, including acquisitions, in fiscal 2008. As of Aug. 31, the company operated 6,443 stores in 49 states, the District of Columbia and Puerto Rico versus 5,882 a year ago, and anticipates opening 495 net new stores in fiscal 2009. In July, Walgreens announced plans to moderate its organic store growth, slowing to approximately 365 net new drugstores in 2011. The move will provide flexibility to invest in the company’s core strategies and improve overall shareholder value. Capital expenditures, including new stores, distribution centers and IT development, reached $2.2 billion in 2008.

“Investing in pharmacy services that are complementary to our retail pharmacies continues,” said Wasson. “We currently have nearly 600 retail clinics and worksite health centers under our Health and Wellness division. These facilities will position us as one of the nation’s foremost providers of accessible, low-cost and quality health care.”

Another area where acquisitions have helped Walgreens build its health care offerings is specialty pharmacy. Of the new products awaiting FDA approval in 2008, 80 percent are specialty drugs, according to IMS Health.

“We’re experiencing strong growth in this business as we become the provider for more and more payors,” said Wasson. “Earlier this month, we were named one of two specialty

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providers for Premera, which offers health insurance and related services to more than 1.7 million members.”

Walgreens will hold a one-hour conference call to discuss the fourth quarter and fiscal year results beginning at 8:30 a.m. eastern time today, Sept. 29. The conference call will be simulcast through Walgreens investor relations Web site at: http://investor.walgreens.com. A replay of the conference call will be archived on the Web site for 12 months after the call.

The replay also will be available from 11:30 a.m. eastern time, Sept. 29 through Oct. 6 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 1858440.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2008	2007	2008	2007

Net sales	$14,597.1	$13,421.5	$59,034.3	$53,762.0

Costs and Deductions:
Cost of Sales (1)	10,562.5	9,666.2	42,391.1	38,518.1
Gross Profit	4,034.6	3,755.3	16,643.2	15,243.9
Selling, general and administrative expenses	3,323.7	3,151.8	13,202.5	12,093.2

Interest (expense) income, net	(7.2)	6.4	(10.8)	38.4

Earnings before income tax provision	703.7	609.9	3,429.9	3,189.1
Income tax provision (2)	260.7	213.4	1,273.2	1,147.8
Net earnings	$443.0	$396.5	$2,156.7	$2,041.3
Net earnings per common share:
Basic	$.45	$.40	$2.18	$2.04
Diluted	$.45	$.40	$2.17	$2.03

Dividends declared	$.1125	$.0950	$.3975	$.3275

Average shares outstanding	989.8	992.6	990.6	998.6
Dilutive effect of stock options	2.6	7.3	4.9	7.7
Average shares outstanding assuming dilution	992.4	999.9	995.5	1,006.3

	Percent to Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of Sales	72.4	72.0	71.8	71.6
Gross Margin	27.6	28.0	28.2	28.4
Selling, general and administrative expenses	22.8	23.5	22.4	22.5

Interest (expense) income, net	-	-	-	-

Earnings before income tax provision	4.8	4.5	5.8	5.9
Income tax provision	1.8	1.5	2.1	2.1
Net earnings	3.0%	3.0%	3.7%	3.8%

(1) Fiscal 2008 fourth quarter includes a LIFO provision of $24.9 million versus $32.0 million in the previous year. Fiscal 2008 twelve months includes a LIFO provision of $98.5 million versus $69.3 million in the previous year.
(2) Fiscal 2007 twelve months includes a $13.5 million credit for the resolution of a multiyear state tax matter.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	August 31,	August 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$442.7	$254.8
Accounts receivable, net	2,527.1	2,236.5
Inventories	7,249.0	6,790.5
Other current assets	214.6	228.7
Total Current Assets	10,433.4	9,510.5
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	9,775.5	8,204.2
Goodwill	1,437.6	1,060.2
Other non-current assets	763.7	538.7
Total Non-Current Assets	11,976.8	9,803.1
Total Assets	$22,410.2	$19,313.6
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$82.7	$884.2
Trade accounts payable	4,289.4	3,733.3
Accrued expenses and other liabilities	2,271.8	2,098.7
Income taxes	-	28.1
Total Current Liabilities	6,643.9	6,744.3
Non-Current Liabilities:
Long-term debt	1,337.2	22.0
Deferred income taxes	149.5	158.2
Other non-current liabilities	1,410.2	1,284.8
Total Non-Current Liabilities	2,896.9	1,465.0

Shareholders' Equity	12,869.4	11,104.3

Total Liabilities and Shareholders' Equity	$22,410.2	$19,313.6

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Twelve Months Ended August 31,
	2008	2007

Cash flows from operating activities:
Net earnings	$2,156.7	$2,041.3
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	840.0	675.9
Deferred income taxes	(60.5)	23.2
Stock compensation expense	68.2	74.2
Income tax savings from employee stock plans	2.9	6.1
Other	10.9	3.3
Changes in operating assets and liabilities -
Accounts receivable, net	(364.9)	(40.4)
Inventories	(412.2)	(676.2)
Other assets	(24.4)	(28.9)
Trade accounts payable	550.0	(128.3)
Accrued expenses and other liabilities	84.5	276.9
Income taxes	80.2	25.3
Other non-current liabilities	107.6	104.3
Net cash provided by operating activities	3,039.0	2,356.7

Cash flows from investing activities:
Purchases of short-term investments - available for sale	-	(6,396.9)
Proceeds from sale of short-term investments - available for sale	-	6,826.0
Additions to property and equipment	(2,224.7)	(1,785.3)
Proceeds from sale of assets	17.3	40.8
Business and intangible asset acquisitions, net of cash received	(620.3)	(1,085.8)
Net proceeds from corporate-owned life insurance policies	9.8	5.5
Net cash used for investing activities	(2,817.9)	(2,395.7)

Cash flows from financing activities:
Net (payments) proceeds from short-term borrowings	(801.6)	850.0
Net proceeds from issuance of long-term debt	1,285.9	-
Payments of debt	(28.5)	(141.2)
Stock purchases	(294.0)	(1,063.5)
Proceeds related to employee stock plans	209.8	266.1
Cash dividends paid	(376.5)	(310.2)
Bank overdrafts	-	(213.9)
Other	(28.3)	(13.4)
Net cash used for financing activities	(33.2)	(626.1)

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	187.9	(665.1)
Cash and cash equivalents at beginning of year	254.8	919.9
Cash and cash equivalents at end of period	$442.7	$254.8

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